Exhibit 16.1

June 2, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read the Change in Certifying Accountant disclosure regarding Surf Air Global Limited appearing in the Registration Statement on Form S-1 of Surf Air Mobility, Inc. dated June 2, 2023. We are in agreement with the statements contained in the first, second and third paragraph therein. We have no basis to agree or disagree with other statements contained in the fourth paragraph.

Very truly yours,

/s/ CohnReznick LLP